Exhibit 99.6

+:- -'1tit :::;Consignor: Safapac Ltd. 4 Stapledon Road, Orton Southgate Peterborough, Cambridgeshire PE2 6TB United Kingdom : J- ..,11 1 M 3 4 3 4 7 6 ORIGINAL Consignor's ref: 4 : ":!,f l J.,.._,11 2 ".?. ,,?, ?, e .a...iI t ,,?, CS INTERPHARM GENERAL TRADING CO. LLC Bay Square, BB2, Office no. 809 Business Bay, Dubai United Arab Emirates CERTIFICATE OF ORIGIN Originated in: United Kingdom : LaW. ....... 5 Method of Transport: By Air 3 Remarks : 11 Marks and Numbers: : ..:.WW!., r11..,'ll "AS ADDRESSED" Quantity and Kind of Packages: : -w,l,Jlt,u½-S MEDUSA MP-003 (Surface sanitizer (biocide)) Description of Goods: : 4&. I .::.la..t.,. Weight (gross & net): 6 : (._,l 'lll.,1.j t-1 1) .:,:,,II Total Gross: 34.2 KG 30 litres packed into 3 boxes, each containing 10 x lL plastic jerricans s per Invoice Number 203235116-2 dated 23/05/2024 Goods Manufactured by: SAFAPAC LTD, 4 STAPLEDON ROAD, ORTON SOUTHGATE, PETERBOROUGH, CAMBRIDGESHIRE, PE2 6TB, UNITED KINGDOM Total Net: 30 KG r., t;. -:,1..., L:J. ,?.. L:J , .. b, "' "f.1-io-::,.,.j},rj-. l;.'.'r l!JII!: - .... UK-CAM54472-4684192-A ece rt.sgs.com .>-;-Jl-p,0o _.liJI t i IIUJ,,-i ARAB-BRITISH CHAMBER OF COMMERCE Issuing Authority 861 Arab-British Chamber of Commerce Tate Freight Forms Tel:+44 (0)203 926 6200 Web: www.tatefreightforms.co.uk

Safapac

COMMERCI/I:i. I NV ICE

Invoice Date: 23/05/2024 Invoice Number: 203235116 -2 Page: 1 of 1 **Order No:** 203235116-2

Seller/Exporter	**Buyer/Importer**	**Delivery Address**
Safapac Limited . 4 Sta pledon Road Orton Southgate Peterborough PE2 6TB UK .	CS INTERPHARM GENERAL TRADING CO. LLC Bay Square, 882, Office no. 809 Business Bay, Dubai, United Arab Emirates	CS INTERP HARM GENERAL TRADING CO. LLC Bay Sq u are, BB2, Office no. 809 Business Bay, Dubai, United Arab Emirates
VATNo: GB676996353 EORINo:676996353000	VAT **No:** 100292175500003	VAT No : 100292175500003
Tel: +44 (0) 1733 367650 **Name:** Katarzyna Szulc Email Katarzyna.szulc@safapac.co.uk	Tel: +971 4 559 6268 **Name:** Mohammad Essayed Email: Mohammad.Essayed@csinterpharm.ae	Te l: +971 4 559 6268 Name: Mohammad Essayed Em ai l: M ohammad. Essa yed@csin t erpharm .ae

Incoter ms:

DDP, CS I NTERP HARM GENERAL TRAD ING CO. LLC, Bay Square, 882, Office no. 809, Business Bay, Dubai, United Arab Emirates, In cot erm s 2020

Description	Number of Boxes	Number of units/bags/boxes	Unit price (Eur)	Net Weight (legs)	Gross Weight (legs)	Total Amount (Eur)
Product: MEDUSA MP-003 **Commodity Code:** 3808941000	3	10 x lL bottle (each box)	0.50	10 (each box)	11.4 (each b ox)	15

Tota l invoice va lue: 15 Euro
To tal gross weight (l<gs): 34.2 Kgs
Country of Origin: United Kingdom

Statement of origin

The exporter of the products covered by this document (Safapac Lt d 676996353000) declares t hat, except where ot herw ise clearly indicated, these products are of United Kingdom preferent ial or igin.

Place and date: Peterborough 23/05/2024
Exporter: Safapac Ltd
Print: Katarzyna Szulc
s:gna M e, C

SAFAPAC LTD
1-5 STAPLEDON ROAD
ORTON SOUTHGATE
PETERBOROUGHPE26T8
Tel: 01733 367650
Reg. No. 3182891
VAT No: 6113-9963 63 000

CERTIFIED BY
17 JUN 2024
Arab-British Chamber of Commerce
AUTHORISED SIGNATORY
MR MAGHARY ...

Cur r ency: EUR

Terms of sale: DDP

Shipped by:
Safapac Ltd

We hereby certify that the information on this invoice is true and correct and that the conte nts of t hi s shipment are as stated above.

861 Arab-British Chamber of Commerce Tate Freight Forms Tel:+44 (0)203 926 6200 Web: www.tatefreig hlforms.co.uk IConsignor: Safapac Ltd. I' 4 Stapledon Road,' Orton·southgate Peterborough, Cambridgeshire· PE.2 6'):'B ' ' :J-)1 ,, . I,? /? M t !, f 3 4 3 4 7 6 · , ,. ,, ORIGINAL- .. '1..., I IL</( United Kingdom Te(Jmi r\efil 367 650 ' : ' J. ,11 II.: ': ... Ii' 'I(,, CS INTERPHARM GENERAL TRADING CO. Bay Square, BB2; Office no. 809 Business Bay, , Dubai'? LLC \( 'I I , f ,1 CERTIFICA'' TE OF ORIGIN I (,;. ,. I l ?? ,· , , h ? I ! . I !l ('( l,t (' United Arab Emirates f, ' 'I 1 II !.11\1? ! " , , , ( II l ' , , . ,. , Originated in: ' 1 I ' i ,. r 11 : 1.aW.... ii 5 I: ' .,. ' ,? United Kingdom ,, Method of Transport: I ... By Air ? I .. I , ?,,.a.:_;. 3 Remarks: ..' ?,. ( ?,1 , I I ?1 1. I I ' I' 1' '' '" ? I !, ' Marks and Numbers: : ol.:llall, rli_,\'1 1 Quantity and Kind of Packages: ' I : luu Description of Goods: ., : · .:.La..!,. Weight (gross & net): 6 : (J "'-'._,it...! .:u,11 "AS ADDRESSED" MEDUSA MP-003 .. , , (Surface saniti er (biocide)) ,.' 30 litres packed into 3 boxes, each containing 10 x 11 plastic jerricans l .? t ?'1· Total Gross: 34.2 KG , Total Net: 30 KG ' ,. s per Invoice Number 20323511-62 dated 23/05/2024 Goods Manufactured by: SAFAPAC LTD, 4 STAPLEDON ROAD, ORTON SOUTHGATE, PETERBOROUGH, CAMBRIDGESHIRE. PE2 6TB, UNITED KINGDOM HE UNDERSIGNED AUTHORITY CERTIFIES THAT THE GOODS DESCRIBED ABOVE ORIGINATE IN THE COUNTRY SHOWN IN BOX 5 o r-,i.J Ji,,.Jf i,j ? ? I l.£'L.!.,j.. i i i..i,Sill e:,1....... 11 ..:,i ?liJi u..i_,1.1 I L..Ja..i)-+Jl liJI ,, I IIUJ,,,o,,,,,l ARAB-BRITISH CHAMBER OF COMMERCE Issuing Authority ,.

861 Arab-British Chamber of Com merce , t . ::; Consignor: Safapac Ltd. 4 Stapledon Road, Orton Southgate Peterboroug,h Cambridgeshire PE2 6TB United Kingdom CS INTERPHARM GENERAL TRADING CO. LLC Bay Square, BB2, Office no. 809 Business Bay, Dubai United Arab Emirates : J-.)1 1 M 2 CERTIFICATE ORIGIN 3 4 3 4 7 6 CONTROL COPY Consignor's ref: 4 4 ,,, ?, e i .J1-., .... ?.,., CERTIFICATE OF ORIGIN Originated in: United Kingdom :LAW. ........ 5 Method of Transport: By Air 3 Remarks: 11 Marks and Numbers: : ,:,ldall, i-U}J/1 "AS ADDRESSED" Quantity and Kind of Packages: : -u.,lJI t MEDUSA MP-003 Description of Goods: : i.c. I .:.la.."6 Weight (gross & net): 6 : (._,l lll_, ._,.it...11) . u,11 Total Gross: 34.2 KG (Surface sanitizer (biocide)) 30 litres packed into 3 boxes, each containing 10 x lL plastic jerricans Total Net: 30 KG r=1G;, - · :1 1jil l.:J? I ? ? :? -l.:J .. ":Jri:. ':-.". [!],;.t_...r:?.: .. + UK-CAM54472-4684192-A ecert.sgs.com The Consignor whose name (name of firm) is shown above (1) or the Undersignedwhose name (name of firm) is also shown below (7) APPLIES for the issue of a Certific ate of Origin for the goods detailed herein whose origin is declared above. AND DECLARES that the particulars given in this application and the supporting documents, and information furnished to the Arab-British Chamber of Commerce with a view to the issue of this Certificate; are correct, that the goods to which such documents and information relateare those in respect of which the application is made for the Certificate. that the goods fulfil the conditions laid down by the rules concerning the common definition of the concept of the origin of goods, AND UNDERTAKES to furnish, at the request of the Arab -British Chamber of commerce, such additional information and supporting documents as may be required for the issue of the Certificate. Applicant's name and address, if other than consignor: 7 CAM0054472/004684192/A Place &date: Peterborough 24 May Sig . As per Invoice Number 203235116-2 dated 2310§/.2024 Goods Manufactured by: SAFAPAC LTD, 4 ST LEDON ROAD, ORTON SOUTHGATE CAMBRIDGESHIRE, PE 6TB ITED KINGDOM

turkuaf ! Turkuaz Sagltk Hizmetleri Dezenfektan Aktivite Test Raporu (Disinfectant Activity Test Report) DokiimanNo: (Document No) Yaym Tarihi: (Date of Published) Revizyon Tarihi: (Date of Revision) Revizyon No: (Revision No) RP.07.05.01 23.08.2017 00 Turkuaz Saghk Mikrobiyoloji Laboratuvari (Turkuaz Sagltk Microbiology laboratory) iSTANBUL/Tiirkiye(TurkeyJ Tel : +90 212 428 6848 Fax : +90 212 428 6853 E-mail : mik robiyoloji@ turkuazsaglik.com.tr TEST REPORT Dezenfektan Hakkmda TammlayICI Bilgiler (Identification of the disinfectant-sample) Uriin Adi (Name of the product) Lot Numaras1 (Batch number) Uretici (Manufacturer) Saklama Ko ullari (Storage conditions) Urtintin tireticisi tarafmdan tavsiye edilen sulandirma s1v1s1 (Product diluent recommended by the manufacturer for use) Aktifii;erik ve Konsantrasyonu (Active substance(s) and its (their) concentration(s)) Dates of test (Test Tarihi) : Medusa : None :None : 5-30 C : Direct use : Klar based : 18.09.2024 Sonu (Results) : Effective / Etkili EN 13727 standardma gore Pseu domonas aeruginosa, Staphylococcus aureus, Medusa ilrilnil, direkt kullamm ile 20 C de 5 dakika temiz (0,3 g/1 bovine albumin) ortam ko ullarmda bakterisidal aktivitesi c;:a h 1lm1 tlr. Test sonuc;:lanna gore Medusa ilrUnii istenilen siirelerde ad1 gec;:en bakterilere kar t etkili bulunmu tur. (According to EN I 3727 standard, the bactericidal activity of Medusa product was studied under clean (0.3 g// bovine albumin) conditions for 5 minutes at 20 ° C with direct use against Pseudomonas aeruginosa, Staphylococcus aureus. According to the test results, Medusa product was found to be effective against the mentioned bacteria for the desired periods.)

turkuaf	***Turkuaz Sagllk Hizmetleri*** ***Dezenfektan Aktivite Test Rapor,i*** *(Disinfectant Activity Test Report)*	DoktimanNo: *(Document No)*	RP.07.05.01
		Yayım Tarihi: *(Date of Published)*	23.08.2017
		Revizyon Tarihi: *(Date ofRevision)*	
		Revizyon No: *(Revition No)*	00

Standart *(Standarl)*	: **EN 13727**		
Uriin Adi *(Name of the product)*	: **Medusa**	**Uretici Adi** *(Manufacturer)*	: **None**
Uriin Lotu *(Batch numbe,)*	: **None**	**Uriin Giiriiniimii** *(Appearance of the product)*	: **Liquid**
Saklama Ko ullari *(Storage conditions)*	: **5-30 C**		
Diliisyon Niitralizan Method *(Dilution neutralization method)*	: **DE Neutralizing Broth**	**Membran Filtrasyon Metodu** *(Membrane filtration method)*	: **x**
Yayma Mctodu *(Spread plate)*	:	**Y1kama (:iizeltisi** *(Rinsing liquid)*	: **x**
Diikme Mctodu *(Pour plate)*	: **x**		
Petri Saym *(Number of plates)*	: **2**	**Niitralizan** *(Neutralize,)*	: **DE Neutralizing Broth**
Test S1cakhg1 *(fest temperature)*	: **20C**	**inkiibasyon S1cakhg1** *(Incubation temperature)*	: **32,SC**
Mikroorganizma *(Jest organism)*	: ***ATCC 6538 S. a1lre1Is*** ***ATCC 9027 P. aemginosa***	**inkiibasyon Ortam1** *(Incubation substances)*	: **ETV-006**
Test Tarihi *(Date of Test)*	: **18.09.2024**		
SorumJu Pcrsonel *(Responsible Person)*	: **Esra Kahraman**	**imza** *(Signature)*	t1lVt

Test Siispansiyonu ve Test *(Jest Suspension and Test)*			
Pseudomonas aeruginosa Test Siispansiyonu *(fest-suspension)* **(N and NO):**	**N**	**Vea**	**Vo**
	10-6	133	141
	10-1	17	15
Staphylococcus aureus Test Silspansiyonu *(fest-suspension)* (N and NO):	**N**	Vea	**Vo**
	10-6	144	148
	10-1	11	16

Staphylococcus aureus	Drun Konsantrasyonu% *(Cone. of the product%)*	Yc1	Vc2	Temas Soresi (dakika) Contact time (min)	Logaritmic Reduction
	%90	8	1	5 min	>5log

Pseudomonas aeruginosa	UrOn Konsantrasyonu % *(Cone. of the product%)*	Yc1	Vc2	Temas Soresi (dakika) Contact time (min)	Logaritmic Reduction
	%90	4	5	5min	>5log

turkuaf	***Turkuaz Sagltk Hizmetleri*** ***Dezenfektan Aktivite Test Raporu*** *(Disinfectant Activity Test Report)*	DoktimanNo: *(Document No)*	RP.07.05.01
		Yayın Tarihi: *(Date ofPublished)*	23.08.2017
		Revizyon Tarihi: *(Date of Revision)*	
		Revizyon No: *(Revision No)*	00

Turkuaz Saghk Mikrobiyoloji Laboratuvan
(Furkuaz Saglik Microbiology Laboratory)
i ST ANBV LIT il rkiye (TurkeyJ
Tel : +90 212 428 6848
Fax : +90 212 428 6853
E-mail : mikrobiyoloji@turkuazsaglik.com.tr

TEST REPORT

Dezenfektan Hakkmda Tammlay1C1 Bilgiler
(Identification of the disinfectant-sample)

Uriln Adi *(Name of the product)*	: Medusa
Lot Numaras1 *(Batch numbe,)*	:None
Uretici *(Manufacture,)*	: None
Saklama Ko ullan *(Storage conditions)*	: 5-30 C
Urilniln ilreticisi tarafmdan tavsiye edilen sulandirma s1v1s1 *(Product diluent recommended by the manufacturer for use)*	: Direct use
Aktif i erik ve Konsantrasyonu *(Active substance(s) and its (their) concentration(s))*	: Klorbased
Dates of test *(Test Tarihi)*	: 18.09.2024
Sonu *(Results)*	: Effective /Etkili

EN 13624 standardma gore Candida albicans, Medusa Uri.inti direkt kullamm ile 20 °C de 5 dakika temiz (0,3 g/1 bovine albumin) ortam ko ullanda yeastsidal aktivitesi r;:ah ilm1 t1r. Test sonur;:larma gore Medusa Uri.inti istenilen si.irelerde adt ger;:en yeastsidal bulunmu tur. EN 13624 standardma gore Aspergillus brasiliensis, Medusa Uri.inti direkt kullamm ile 20 °C de 30 dakika temiz (0,3 g/1 bovine albumin) ortam ko ullarmda fungusidal aktivitesi r;:alt 1lm1 t1r. Test sonur;:lanna gore Medusa i.irlini.i istenilen slirelerde ad1 ger;:en fungusidal bulunmu tur.

(According to EN 13624 standard, Candida a/bicans, Medusa product was studied for yeast cidal activity with direct use al 20 ° C for 5 minutes in clean (0.3 git bovine albumin) environmental conditions. According to the test results, Medusa product was found to be yeastcidal for the desired periods of time. According lo EN 13624 standard, Aspergi//us brasiliensis, Medusa product was studied for fungicidal activity with direct use at 20 ° C for 30 minutes in clean (0.3 git bovine albumin) environmental conditions. According to the test results, Medusa product was found to be fungicidal for the desired periods oftime.)

turkuatr'-	***Turkuaz Sagltk Hizmetleri*** ***Dezenfektan Aktivite Test Raporu*** *(Disinfectant Activity Test Report)*	Doktiman No: *(Document No)*	RP.07.05.01
		Yayım Tarihi: *(Date of Published)*	23.08.2017
		Revizyon Tarihi: *(Date of Revision)*	
		Revizyon No: *(Revision No)*	00

Standart *(Standart)*	: **EN 13624**		
Uriin Adi *(Name of the product)*	: **Medusa**	**Uretici Adi** *(Manufacturer)*	: **None**
Uriin Lotu *(Batch number)*	: **None**	**Uriin Giiriiniimii** *(Appearance of the product)*	: **Liquid**
Saklama Ko ullan *(Storage conditions)*	: **5-30 C**		
Diliisyon Niitralizan Method *(Dilution neutralization method)*	: **DE Neutralizing Broth**	**Mcmbran Filtrasyon Metodu** *(Membrane filtration method)*	:**x**
Yayma Metodu *(Spread plate)*	:	**Y1kama <:ozeltisi** *(Rinsing liquid)*	:**x**
Diikme Metodu *(Pour plate)*	: **x**		
Petri SaylSI *(Number of plates)*	: **2**	**Niitralizan** *(Neutralize.)*	: **DE Neutralizing Broth**
Test S1cakhg1 *(Test temperature)*	: **20C**	**inkiibasyon S1cakhg1** *(Incubation temperature)*	: **22,SC**
Mikroorganizma *(Test organism)*	: ***ATCC 10231 C albicans*** ***ATCC 16404 A. brasiliensis***	**inkiibasyon Ortam1** *(Incubation substances)*	: **ETV-004**
Test Tarihi *(Date of Test)*	: **18.09.2024**		
Sorumlu Personel *(Responsible Person)*	: **Esra Kahraman**	**imza** *(Signature)*	!AA

Test Siispansiyonu *ve* ***Test*** *(Test Suspension and Test)*			
Ca111/d11 albica11s Test Siispansiyonu rrest-susoension) (N and NO):	N	Vc,	Vo
	10-5	120	133
	10-6	14	IO
Aspergill11s brasilie11sis Test Siispansiyonu (lest-susoension) (N and NO):	N	Vcl	Vc2
	10-5	123	110
	10-6	11	13

Candida a/bicans	Orun Konsantrasyonu% *(Conc. of the product %)*	Vel	Ve2	Temas Siiresi (dakika) Contact time (min)	Logaritmic Reduction
	%90	2	1	5 min	>4log

Aspergillus brasi/iensis	Orun Konsantrasyonu% *(Conc. of the product%)*	Vel	Ve2	Temas Siiresi (dakika) Contact time (min)	Logaritmic Reduction
	%90	2	5	30min	>4log

Machine Translated by Google

Fraunhofer
IGB

FRAUNHOFER INSTITUTE FOR INTERFACIAL ENGINEERING AND BIOPROCESSING IGB

Interim report

Experiment on surface disinfection without mechanics – Work package 1

Innovation field: virus-based technologies
Fraunhofer Institute for Interfacial Engineering and Biotechnology IGB
Nobelstrasse 12
70569 Stuttgart

Projektpartner:
CS Interpharm L.L.C. and CS Diagnostics

Created on 30.03.2022

Machine Translated by Google

Contents

1 Introduction 1

2 Experimental procedure 1

3 Results 3

3.1 Work package 1 3

3.1.1 Staphylococcus aureus 3

3.1.2 Pseudomonas aeruginosa 4

3.1.3 Candida albicans 5

3.1.4 Phi6 6

4 Summary 8

5 Source reference 9

Fraunhofer IGB

Machine Translated by Google Fraunhofer IGB 1 | 9 Introduction 1 Introduction To verify the effectiveness of the test provided by CS Interpharm LLC and CS Diagnostics A surface disinfection test (EN 14476:2019) based on the VAH (Association for Applied Hygiene) was carried out on the surface disinfectant "Medusa". This test took place at the Fraunhofer Institute for Interfacial Engineering and Biotechnology, one of over 80 research institutes of the Fraunhofer Society, which has more than 40 locations throughout Germany. Various accredited test laboratories are available for this purpose in different institutes of the Fraunhofer Society. In this specific case, the disinfecting properties of "Medusa" were tested on four different organisms: a gram-positive bacterium (Staphylococcus aureus), a gram-negative bacterium (Pseudomonas aeruginosa), an enveloped virus (Phi6) and a yeast fungus (Candida albicans). This interim report presents the results from Work Package 1 (WP1, 5-min incubation), in which the bactericidal, fungicidal and virucidal efficacy of two different formulations in five concentrations each was determined. Experimental procedure Stainless steel plates, Ø 15 mm, served as model surfaces. In preparation, the test surfaces were cleaned with universal cleaner and placed in isopropanol (70 vol.%). Finally, the platelets were washed in ultrapure water and dried at 70 °C. The pathogens used were cultivated in liquid culture according to the optimal growth conditions. To simulate a contaminated surface, 0.05 ml of the test suspension was applied to the center of each test area (see Figure 1). The area was dried under the safety cabinet for 120 minutes. After the test suspension had dried, the test areas were covered with 0.1 ml of product test solution. After 5 minutes, the exposure time of the test solution was stopped by adding 5 ml of neutralization buffer. Dilutions were then made in phosphate buffered saline (PBS) and 10 µl each was dropped in triplicate onto TSA plates. Figure 1: Test setup AP1 Stainless steel plate with 50 µL pathogen suspension

Machine Translated by Google

The culture media for determining pathogen growth were incubated for 24 hours at 37 °C ± 1 °C (*P. syringae* 25 °C ± 1 °C). The disinfecting effect was determined based on the reduction in colony forming units (CFU) for bacteria and fungi or plaque forming units (PFU) for viruses compared to the untreated sample. To check the experiments carried out, four controls were carried out to confirm the effectiveness of the test solution and to exclude interfering influences from the neutralization buffer.

Experimental procedure

Table 1: Controls

Number	Designation
K0	Control (CFU/PFU) of the originally used pathogen culture
K1	Control 1 – Test solution was replaced by PBS
K2A	Control 2A – Test solution 1 (formulation 1) was mixed with 5 ml of neutralization buffer and incubated for 5 minutes – then 50 µL of pathogen suspension were added - determines the successful neutralization of the test solution by the Neutralization buffer
K2B	Control 2B - Test solution 6 (formulation 2) was mixed with 5 ml of neutralization buffer and incubated for 5 minutes - then 50 µL of pathogen suspension were added - determines the successful neutralization of the test solution by the Neutralization buffer
K3	Control 3 – 50 µL pathogen suspension was incubated with 5 ml neutralization buffer for at least 30 minutes to exclude any influence of the neutralization buffer
K4	Control 4 – Test solution and neutralization buffer were replaced by PBS – determines the loss of CFU/PFU through the test itself

For evaluation, the number of remaining CFU for bacteria and fungi respectively was used. PFU for viruses are counted in at least three biological replicates and compared to an untreated control. If a reduction of at least 5 log levels for bacteria or a reduction of at least 4 log levels for viruses and fungi can be demonstrated for the selected test concentration and test time, the surface disinfectant can be described as bactericidal, virucidal or fungicidal under the set parameters.

Table 2: Neutralization solution

Neutralization solution	
Polysorbat 80	30 g/l
Lecithin	3 g/l
L-Cystein	1 g/l.
H20	ad 1000 ml

Fraunhofer IGB

2 | 9

Machine Translated by Google Fraunhofer IGB 3 | 9 2 Results Results 2.1 Work Package 1 In work package 1, the bactericidal, fungicidal and virucidal effects of the disinfectant "Medusa" were investigated in two formulations (A ? "Medusa alcohol based" and B ? "Medusa alcohol free") using five different concentrations (1-5) with an exposure time of 5 minutes. 2.1.1 Staphylococcus aureus Staphylococci are widespread as commensal colonizers of the skin and the mucous membranes of the oropharynx in humans and animals, and are facultatively pathogenic as infectious agents. The most pathogenic of the known staphylococcal species is Staphylococcus (S.) aureus [1]. Infections with S. aureus are difficult to treat due to resistance to various groups of antibiotics. The control: Control 0 shows the initial CFU of the pathogen culture used. In control 1, the disinfectant was replaced by pH-stabilized saline solution (PBS) and shows the remaining CFU (the reduction) by the test setup itself. In controls 2A, the disinfectant was added to neutralization solution before the start of the test, thus showing the effectiveness of the neutralization. In control 3, pathogens were added to neutralization buffer and then plated, which shows a possible Influence (reduction) of CFU by the neutralization buffer. The result of the controls carried out is that the test resulted in a reduction in the CFU of around 1.5 log levels. This is mainly due to the drying of the bacteria on the surface and was expected. The other controls show no significant reduction in the CFU, which suggests that a reduction in the germs due to the buffers used can be ruled out and is instead due to the disinfectant. Testing solutions: For test solutions A1 - A5, a reduction in CFU of at least 5 log levels was determined, so these solutions can be described as bactericidal.

Machine Translated by Google Fraunhofer IGB 4 | 9 Staphylococcus aureus 1010 109 108 107 106 KBE 105 104 103 102 101 A1A2A3A4A5B1B2B3B4B5 Results Control 0 above sea level Control 1 Control 2A Control 3 Control 4 Figure 2: Proof of efficacy for the test organism S. aureus (5 min incubation time) Total number of CFU counted (Y-axis) for each test solution and controls (X-axis). The distance between the dotted lines corresponds to the required reduction by 5 log levels. 2.1.2 Pseudomonas aeruginosa Pseudomonas aeruginosa is one of the most common causes of nosocomial pneumonia worldwide in the case of ventilation, wound and urinary tract infections. Infection with these bacteria can lead to sepsis. Immunocompromised patients are primarily affected. Nosocomial pneumonia and sepsis are associated with high mortality. The natural reservoir of P. aeruginosa is moist habitats in the environment, where many sufferers first become infected with the pathogen. Transmission from patient to patient (e.g. via the hands of nursing staff) also occurs within hospitals. Most P. aeruginosa strains are naturally resistant to a variety of antibiotics [²] and are therefore difficult to treat. The control: The controls were carried out according to Table 1 for the gram-negative pathogen Pseudomonas aeruginosa and correspond in type and severity to the Results of S. aureus (see section 3.1.1). A disinfectant effect can therefore be attributed to the effect of the test substance.

Machine Translated by Google Fraunhofer IGB 5 | 9 Results Pseudomonas aeruginosa 1010 109 108 107 106 KBE 105 104 103 102 101 A1A2A3A4A5B1B2B3B4B5 Control 0 Control 1 Control 2A Control 3 Control 4 Figure 3: Evidence of efficacy for the test organism P. aeruginosa (5 min incubation time) Total number of CFU counted (y-axis) for each test solution and controls (x-axis). The distance between the dotted lines corresponds to the required reduction by 5 log levels. Testing solutions: For test solutions A2 - A5, a reduction in CFU of at least 5 log levels was determined, so these solutions can be described as bactericidal. 2.1.3 Candida albicans Candida albicans is a fungus of the genus Candida, which belongs to the yeast family. In humans, it occurs mainly as a saprophyte, but also occurs as a facultative pathogen that can cause so-called candidiasis as an opportunistic pathogen [3]. The control: The controls were carried out according to Table 1 for the pathogen Candida albicans and correspond in type and severity to the results for S. aureus (see section 3.1.1) and Pseudomonas aeruginosa (see section 3.1.2). A disinfectant effect can therefore be attributed to the effect of the test substance.

Machine Translated by Google Fraunhofer IGB 6 | 9 Candida albicans 1010 109 108 107 106 KBE 105 104 103 102 101 A1A2A3A4A5B1B2B3B4B5 Results Control 0 above sea level Control 1 Control 2A Control 3 Control 4 Figure 4: Evidence of efficacy for the test organism C. albicans (5 min incubation time) Total number of CFU counted (y-axis) for each test solution and controls (x-axis). The distance between the dotted lines corresponds to the required reduction by 4 log levels. Testing solutions: For test solutions A2 - A5, a reduction of the CFU of at least 4 log levels was determined, which means that these could be described as yeasticidal (fungicidal agent that also kills yeast fungi). 2.1.4 Phi6 Phi6 is an enveloped RNA virus with a segmented double-stranded genome. Phi6 is very similar to SARS-CoV-2 or influenza viruses in terms of particle size, external structure and type of genome. Phi6 is therefore an ideal model virus for virological studies. Unlike other surrogate viruses, Phi6 is a bacteriophage that can only infect bacteria and poses no danger to humans, animals or plants. Despite repeated testing, the drying of the viruses led to fluctuations in the plaque-forming units, which prevented reliable counting. The experiment was repeated with non-dried viruses. Stable measurement results were achieved here. The following results show the experiment with non-dried viruses.

Machine Translated by Google Fraunhofer IGB 7 | 9 The control: Results The controls were carried out for the Phi6 virus as shown in Table 1 for formulations A and B and correspond in type and severity to the results of Formulation A for S. aureus (see section 3.1.1) and Pseudomonas aeruginosa (see section 3.1.2) or Candida albicans (see section 3.1.3). A disinfecting effect can therefore be attributed to the effect of the test substance. Phi6 without drying out PFU 1010 109 108 107 106 105 104 103 102 101 A1A2A3A4A5B1B2B3B4B5 Control 0 above sea level Control 1 Control 2A Control 3 Control 4 Figure 5: Proof of efficacy for the test organism Phi6 (5 min incubation time) Total number of PFU counted (y-axis) for each test solution and controls (x-axis). The distance between the dotted lines corresponds to the required reduction by 4 log levels. Testing solutions: For test solutions A1 to B5, a reduction of the CFU of more than 4 log levels was determined, all test solutions can therefore be considered as limited virucidal (disinfectants that only inactivate enveloped viruses).

Machine Translated by Google Fraunhofer IGB 8 | 9 3 Summary Summary The disinfectant "Medusa" was tested using four test organisms, representing different pathogens. Two formulations were used: "Medusa alcohol based" (formulation A) and "Medusa alcohol free" (formulation B), each in five concentrations. The disinfectant showed disinfecting properties within a contact time of 5 minutes. Formulation A achieved a significant reduction in the bacteria S. aureus and P. aeruginosa, the yeast Candida albicans and the surrogate virus Phi6, which kills enveloped viruses such as the influenza virus is simulated. Formulations A2 to A5 (Medusa Alcohol based)can therefore be classified as bactericidal, yeasticidal and limited virucidal. Formulation B (Medusa Alcohol free), sufficient to be described as limited virucidal (effective against enveloped viruses). Prof. Dr. Susanne M. Bailer Head of Virus-based Technologies Head of Virus-Based Therapies Branch Fraunhofer Institute for Interfacial Engineering and Biotechnology IGB Institute of Interfacial Process Engineering and Plasma Technology IGVP the University of Stuttgart Nobelstrasse 12 70569 Stuttgart, Germany

Machine Translated by Google

Source reference

4

Source reference

[1]

RKI Guide - Staphylococcal diseases, especially infections caused by MRSA[https://www.rki.de/DE/Content/Infekt/EpidBull/Merkblaetter/Ratgeber_Staphylokokken_MRSA.html;jsessionid=5BD3D0C5405FC570A47E43E03DCB4A7C.internet092#doc2373986bodyText2

[2]

[https://www.rki.de/DE/Content/Infekt/Antibiotikaresistenz/nosokomiale_Erreger/Pseudomonas.html]

[3]

https://flexikon.doccheck.com/de/Candida_albicans

Fraunhofer IGB 9 | 9

MEDUSA is a Surface Disinfectant Product (SDP) kills 99.9999% of Bacteria and Enveloped Viruses including SARS-CoV-2-like and Influenza viruses. MEDUSA can be used in Homes, Offices, Schools, Hotels, Restaurants, Bars, Aircrafts, Public transport, Stadiums. **Directions for use:** Turn the green nozzle to the open position. Lightly mist desired surface at a distance of 20 cm. Wipe surface with a clean cloth and allow MEDUSA to dry completely. After applying, use tap water to clean spillages and dirt. For proven testing use the MEDUSA Test Kit to check surfaces every 3 to 5 days. Suitable for use on Tables, Seating, Door handles, Touchscreens, Toilet seats, Baths and Taps, Refrigerators, Changing mats, Highchairs, Desks, Windows, Mirrors, Fabrics, Sinks, Food contact surfaces, Painted or varnished surfaces. **Storage:** Keep out of reach of children. Store at room temperature, keep out of direct sunlight and away from food and drink. Keep only in the original container. **Warnings and Precautions:** Avoid inhalation and eye contact. Causes skin and serious eye irritation. **First Aid:** • If inhaled, move person to a well-ventilated area. • If contact with the eyes, rinse cautiously with water for several minutes. Remove contact lenses if present. If eye irritation persists, seek medical advice. • If swallowed, rinse mouth with water. Do not induce vomiting. Seek immediate medical advice/attention. • If skin contact, wash immediately with plenty of water and soap. If skin irritation or rash occurs, seek medical advice/attention. **Ingredients include:** Water (Ultra clean), Octadecyldimethylammonium Chloride, Benzalkonium Chloride and Polyquat DMNE. Manufactured in United Kingdom.

95

8

MEDUSA

PRODUCT INFORMATION SHEET

MEDUSA - Alcohol Free

Surface Disinfectant Solution

Version_1



GHS07
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CS INTERPHARM GENERAL TRADING CO. L.L.C.
www.csinterpharm.ae
Bay Square, B2, Office No. 809, Business Bay, P.O. Box 9354, Dubai, UAE
Tel. No. +971 4 559 6268, Fax No. +971 4 513 6018
سي اس انتربارم للتجارة العامة ش.ذ.م.م
هاتف: 045596268 فاكس: 045136018

CS INTERPHARM GENERAL TRADING CO. L.L.C.www.csinterpharm.ae Bay Square, B2, Office No. 809, Business Bay, P.O. Box 9354, Dubai, UAE Tel. No. +971 4 559 6268, Fax No. +971 4 513 6018 ? ?? ? ? ? ? ? ? ? ? ? ? ? ? ?? ? ??? ? ?? ?. ?. ? ? ? ? ? ? ?? ? ? ? ? ??? ? ?? ? ? ?? ? ? ?809 ? ? ? ? ?? ? ?2 ? ? ? ? ?? ? ? ? ?? ? ? ?? ? ?? ?? ? ? ? ? ??? ? ? ? ? ??045136018 : ? ??? 045596268 : ? ? ?? 1 Description: MEDUSA offers top-tier disinfectant solutions tailored for diverse environments, including homes, offices, hospitality venues, general public spaces, and healthcare facilities. MEDUSA alcohol-free formula ensures powerful antimicrobial protection tailored to provide 99.99% results. The product is available in various pack sizes: 30ml, 100 ml, 500 ml, 750 ml, 1000 ml, as well as available to be supplied in bulk starts with 5 litre pack. Key Features: ? Bactericidal, fungicidal, virucidal ? Direct application on different surfaces ? Alcohol-free formulation, Non-Dangerous and Non-Inflammable ? Advanced formula with optimum pH 5 to 7 ? European quality manufacturing. ? Check presence of MEDUSA using MEDUSA strips. ? Recyclable bottle and trigger Active Ingredients: 1. Di-decyl di-methyl Ammonium Chloride: It is a fungicide, an antiseptic for wood and other surface and disinfectant for cleaning. 2. Benzalkonium Chloride: It is quaternary ammonium compound used in the pharmaceutical and chemical industry as an antimicrobial preservative, antiseptic, and disinfectant. 3. Polyquat DMA/E 50: The non-irritating ingredient enduring biocidal properties and effectively removing both organic and inorganic residues. Physical Properties: Property/ Parameter DescriptionState LiquidColour Colourless/ TransparentOdour MildpH 5.00 ?7.00 Shelf Life: The expiry date is 24 months. The shelf life was defined according to the stability and primary packaging (compatibility) test results and the knowledge and experience on the product and/or similar formulas.

CS INTERPHARM GENERAL TRADING CO. L.L.C.www.csinterpharm.ae Bay Square, B2, Office No. 809, Business Bay, P.O. Box 9354, Dubai, UAE Tel. No. +971 4 559 6268, Fax No. +971 4 513 6018 ? ?? ? ? ? ? ? ? ? ? ? ? ? ? ?? ? ??? ? ?? ?. ?. ? ? ? ? ? ? ?? ? ? ? ? ??? ? ?? ? ? ?? ? ? ?809 ? ? ? ? ?? ? ?2 ? ? ? ? ?? ? ? ? ?? ? ? ?? ? ?? ?? ? ? ? ? ??? ? ? ? ? ??045136018 : ? ??? 045596268 : ? ? ?? 2 Quality Assurance: Every batch of MEDUSA undergoes rigorous testing to verify its effectiveness and safety, complying with the latest EU standards for biocidal products. Handling Instructions: Precautions for use: Safety data sheet available on request. Read label before use. Keep out of reach and sight of children. If medical advice is needed, have the product container or the label handy. Wash hands thoroughly after handling. Do not swallow. Dispose of content/container according to national regulation. Use biocides safely and sustainably. It is illegal to use this product for uses or in a manner other than prescribed in this document. Do not apply soap application after spraying MEDUSA. For more information: For information, you can contact CS Interpharm General Trading Co LLC, +971 4 559 6268. Disinfection Performance: This product starts killing microorganism (Bacteria, Yeast, Fungi and Virus) in 5 minutes which last more than ten days. Bacteria: Test Method Test DurationTest Organism EN 1276: Bactericidal activity for food, industrial, domestic and institutional areas 5 Minutes Staphylococcus aureus ATCC 6538 EN 1276: Bactericidal activity for food, industrial, domestic and institutional areas 5 Minutes Escherichia coli ATCC 10536 EN 1276: Bactericidal activity for food, industrial, domestic and institutional areas 5 Minutes Pseudomonas aeruginosa ATCC 15442 EN 1276: Bactericidal activity for food, industrial, domestic and institutional areas 5 Minutes Enterococcus hirae ATCC 10541 Fungi: Test Method Test DurationTest Organism EN 1650: Yeasticidal activity for food, industrial, domestic and institutional areas 5 Minutes Candida albicans

CSinterpharm

Virus: (Proven Virucidal efficacy against SARS COV 2 Like virus even after 10 days of application)

Test Method	Test Duration	Test Organism
EN 14476: (Virucidal, all enveloped viruses such as Influenza virus)	5 Minutes	Influenza virus
EN 14476: (Limited Virucidal, all enveloped viruses such as Coronavirus, HIV, Herpes virus, Hepatitis virus).	5 Minutes	Phi 6, surrogate SARS-CoV-2

Storage:

Temperature Conditions: Store the containers in a cool, dry place with a storage temperature not exceeding +30°C (86°F).

Shelf Life of strip: When stored correctly, MEDUSA test strips remain effective until the expiry date marked on the package.

Keep MEDUSA test strips shielded from direct sunlight and moisture to preserve their integrity.

Method of Use:

Product usage: The product is an alcohol-free ready-to-use multipurpose spray for surface disinfection. The spray is intended for use by professionals in commercial areas (offices, retail, airports, bus stations, supermarkets, etc.), food service and industrial areas (manufacturing and transport/maintenance) as well as home and other hospitality venues. Instruction of use: Turn the nozzle to the ON position. Keeping the bottle upright, spray from 20–25 cm away. Leave for up to five minutes, wipe clean. For professional use you must wear gloves. For surfaces that come in contact with food: use only on hard non-porous surfaces and rinse thoroughly with water.


20 cm

Test Method to check working efficiency of MEDUSA even after days of application.

Step 1: Activation of test strips by dipping strip into water and shake off excess water from the test strip.

Step 2: Apply this strip to the MEDUSA treated area and wait for few minutes.

Step 3: Observe the colour change on the strip to check the presence of MEDUSA.



GHS07
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3

CS INTERPHARM GENERAL TRADING CO. L.L.C.
www.csinterpharm.ae
Bay Square, B2, Office No. 809, Business Bay, P.O. Box 9354, Dubai, UAE
Tel. No. +971 4 559 6268, Fax No. +971 4 513 6018
سي اس انترفارم للتجارة العامة ذ.م.م
برج باي سكوير، برج الأعمال، بناية رقم 2، مكتب رقم 809، دبي، الإمارات العربية المتحدة
هاتف: 045596268 فاكس: 045136018

7/25/2024 (Issue date) GB - en1/10 Medusa Alcohol-Free Safety Data Sheet according to the REACH Regulation (EC) 1907/2006 amended by Regulation (EU) 2020/878 Issue date: 7/25/2024 Version: 1.0 Product form : Mixture Name : Medusa Alcohol-Free Product code : MED03B100 Type of product : Biocidal products (e.g. Disinfectants, pest control) 1.2. Relevant identified uses of the substance or mixture and uses advised against Relevant identified uses Intended for general public Main use category : Consumer use,Professional use,Industrial use Use of the substance/mixture : Bactericide Disinfectant 1.3. Details of the supplier of the safety data sheet Supplier CS INTERPHARM GENERAL TRADING CO., LLC Bay Square, BB2, Office no. 809-816 Buisness Bay Dubai United Arab Emirates T +971 4 559 6268 info@csinterpharm.ae, www.csinterpharm.ae 1.4. Emergency telephone number Emergency number : +971528611930 (Office Hours) Country/Area Organisation/Company Address Emergency number Comment United Kingdom National Poisons Information Service (Birmingham Centre) City Hospital Dudley Road B18 7QH 0344 892 0111 Classification according to Regulation (EC) No. 1272/2008 [CLP] Hazardous to the aquatic environment ? Chronic Hazard, Category 3 Full text of H and EUH statements: see section 16 H412 Adverse physicochemical, human health and environmental effects Harmful to aquatic life with long lasting effects. 2.2. Label elements Labelling according to Regulation (EC) No. 1272/2008 [CLP] Signal word (CLP) : - Hazard statements (CLP) : H412 - Harmful to aquatic life with long lasting effects. Precautionary statements (CLP) : P102 - Keep out of reach of children. P273 - Avoid release to the environment. P501 - Dispose of contents/container to hazardous or special waste collection point, in accordance with local, regional, national and/or international regulation. SECTION 1: Identification of the substance/mixture and of the company/undertaking 1.1. Product identifier SECTION 2: Hazards identification 2.1. Classification of the substance or mixture

Medusa Alcohol-Free

Safety Data Sheet

according to the REACH Regulation (EC) 1907/2006 amended by Regulation (EU) 2020/878

2.3. Other hazards

Contains no PBT/vPvB substances ≥ 0.1% assessed in accordance with REACH Annex XIII

The mixture does not contain substance(s) included in the list established in accordance with Article 59(1) of REACH for having endocrine disrupting properties, or is not identified as having endocrine disrupting properties in accordance with the criteria set out in Commission Delegated Regulation (EU) 2017/2100 or Commission Regulation (EU) 2018/605

SECTION 3: Composition/information on ingredients

3.2. Mixtures

Name	Product identifier	Conc. (% w/w)	Classification according to Regulation (EC) No. 1272/2008 [CLP]
BENZALKONIUM CHLORIDE	CAS-No.: 68424-85-1 EC-No.: 270-325-2 REACH-no: 01-2119965180-41	< 1	Acute Tox. 4 (Oral), H302 Skin Corr. 1B, H314 Eye Dam. 1, H318 Aquatic Acute 1, H400 (M=10) Aquatic Chronic 1, H410
didecyldimethylammonium chloride	CAS-No.: 7173-51-5 EC-No.: 230-525-2 EC Index-No.: 612-131-00-6 REACH-no: 01-2119945987-15	< 1	Acute Tox. 4 (Oral), H302 Acute Tox. 4 (Dermal), H312 Skin Corr. 1B, H314 Aquatic Acute 1, H400 (M=10) Aquatic Chronic 2, H411
Methanamine, N-Methyl-, polymer with 2-(chloromethyl)oxirane, Poly(dimethylimino)-2-hydroxy-1,3-propanoldiylchloride	CAS-No.: 25988-97-0	< 1	Acute Tox. 4 (Oral), H302 Aquatic Acute 1, H400 (M=10) Aquatic Chronic 1, H410

Full text of H and EUH statements: see section 16

SECTION 4: First aid measures

4.1. Description of first aid measures

First-aid measures general	: If you feel unwell, seek medical advice.
First-aid measures after inhalation	: Remove person to fresh air and keep comfortable for breathing.
First-aid measures after skin contact	: Wash skin with plenty of water.
First-aid measures after eye contact	: Rinse eyes with water as a precaution.
First-aid measures after ingestion	: Call a poison center or a doctor if you feel unwell.

4.2. Most important symptoms and effects, both acute and delayed

Symptoms/effects after inhalation	: None under normal use.
Symptoms/effects after skin contact	: None under normal conditions.
Symptoms/effects after eye contact	: None under normal conditions.
Symptoms/effects after ingestion	: None under normal conditions.

4.3. Indication of any immediate medical attention and special treatment needed

Treat symptomatically.

SECTION 5: Firefighting measures

5.1. Extinguishing media

Suitable extinguishing media	: Water spray. Dry powder. Foam. Carbon dioxide.
Unsuitable extinguishing media	: Do not use a heavy water stream.

7/25/2024 (Issue date) GB - en 2/10

7/25/2024 (Issue date) GB - en3/10 Medusa Alcohol-Free Safety Data Sheet according to the REACH Regulation (EC) 1907/2006 amended by Regulation (EU) 2020/878 5.2. Special hazards arising from the substance or mixture Fire hazard : No fire hazard. Explosion hazard : No direct explosion hazard. Hazardous decomposition products in case of fire : Toxic fumes may be released. 5.3. Advice for firefighters Firefighting instructions : Fight fire from safe distance and protected location. Do not enter fire area without proper protective equipment, including respiratory protection. Protection during firefighting : Do not attempt to take action without suitable protective equipment. Self-contained breathing apparatus. Complete protective clothing. General measures : Stop leak if safe to do so. Notify authorities if product enters sewers or public waters. Absorb spillage to prevent material damage. For non-emergency personnel Protective equipment : Wear recommended personal protective equipment. Emergency procedures : Ventilate spillage area. For emergency responders Protective equipment : Do not attempt to take action without suitable protective equipment. For further information refer to section 8: "Exposure controls/personal protection". Emergency procedures : Evacuate unnecessary personnel. Stop leak if safe to do so. 6.2. Environmental precautions Avoid release to the environment. 6.3. Methods and material for containment and cleaning up For containment : Absorb spilled material with sand or earth. Contain any spills with dikes or absorbents to prevent migration and entry into sewers or streams. Stop leak without risks if possible. Methods for cleaning up : Take up liquid spill into absorbent material. Other information : Dispose of materials or solid residues at an authorized site. 6.4. Reference to other sections For further information refer to section 13. Additional hazards when processed : Not expected to present a significant hazard under anticipated conditions of normal use. Precautions for safe handling : Ensure good ventilation of the work station. Wear personal protective equipment. Hygiene measures : Do not eat, drink or smoke when using this product. Always wash hands after handling the product. 7.2. Conditions for safe storage, including any incompatibilities Technical measures : Keep in a cool, well-ventilated place away from heat. Storage conditions : Keep cool. Protect from sunlight. Packaging materials : Store always product in container of same material as original container. 7.3. Specific end use(s) No additional information available SECTION 6: Accidental release measures 6.1. Personal precautions, protective equipment and emergency procedures SECTION 7: Handling and storage 7.1. Precautions for safe handling

7/25/2024 (Issue date) GB - en4/10 Medusa Alcohol-Free Safety Data Sheet according to the REACH Regulation (EC) 1907/2006 amended by Regulation (EU) 2020/878 No additional information available 8.2. Exposure controls Appropriate engineering controls Appropriate engineering controls: Ensure good ventilation of the work station. Personal protection equipment Personal protective equipment: Wear recommended personal protective equipment. Personal protective equipment symbol(s): Eye and face protection Eye protection: Safety glasses Skin protection Skin and body protection: Wear suitable protective clothing Hand protection: Protective gloves Respiratory protection Respiratory protection: In case of insufficient ventilation, wear suitable respiratory equipment Environmental exposure controls Environmental exposure controls: Avoid release to the environment. Physical state : Liquid Colour : Colourless. Odour : characteristic. Odour threshold : Not available Melting point : Not applicable Freezing point : 0 °C Boiling point : 100 °C Flammability : Not flammable Lower explosion limit : Not available Upper explosion limit : Not available Flash point : > 100 °C Auto-ignition temperature : Not available Decomposition temperature : Not available pH : 5 ? 7 PH solution concentration : 100 % Viscosity, kinematic : Not available Solubility : Soluble in water. Partition coefficient n-octanol/water (Log Kow) : Not available SECTION 8: Exposure controls/personal protection 8.1. Control parameters SECTION 9: Physical and chemical properties 9.1. Information on basic physical and chemical properties

7/25/2024 (Issue date) GB - en5/10 Medusa Alcohol-Free Safety Data Sheet according to the REACH Regulation (EC) 1907/2006 amended by Regulation (EU) 2020/878 Vapour pressure : Not available Vapour pressure at 50 °C : Not available Density : Not available Relative density : 0.95 ? 1.05 Relative vapour density at 20 °C : Not available Particle characteristics : Not applicable 9.2. Other information No additional information available The product is non-reactive under normal conditions of use, storage and transport. 10.2. Chemical stability Stable under normal conditions. 10.3. Possibility of hazardous reactions No dangerous reactions known under normal conditions of use. 10.4. Conditions to avoid None under recommended storage and handling conditions (see section 7). 10.5. Incompatible materials Oxidizing agent. Strong acids. 10.6. Hazardous decomposition products Under normal conditions of storage and use, hazardous decomposition products should not be produced. Acute toxicity (oral) : Not classified Acute toxicity (dermal) : Not classified Acute toxicity (inhalation) : Not classified didecyldimethylammonium chloride (7173-51-5) LD50 oral rat 329 mg/kg bodyweight Animal: rat, Guideline: OECD Guideline 401 (Acute Oral Toxicity) LD50 dermal rat > 1000 mg/kg bodyweight Animal: rat, Guideline: OECD Guideline 402 (Acute Dermal Toxicity), Guideline: EU Method B.3 (Acute Toxicity (Dermal)) Methanamine, N-Methyl-, polymer with 2-(chloromethyl)oxirane, Poly(dimethylimino)-2-hydroxy-1,3-propanoldiylchloride (25988-97-0) LD50 oral rat 1672 mg/kg OECD 401 LD50 dermal rat > 2000 mg/kg OECD 402 Skin corrosion/irritation : Not classified pH: 5 ? 7 Serious eye damage/irritation : Not classified pH: 5 ? 7 Respiratory or skin sensitisation : Not classified Germ cell mutagenicity : Not classified Carcinogenicity : Not classified Reproductive toxicity : Not classified SECTION 10: Stability and reactivity 10.1. Reactivity SECTION 11: Toxicological information 11.1. Information on hazard classes as defined in Regulation (EC) No 1272/2008

7/25/2024 (Issue date) GB - en6/10 Medusa Alcohol-Free Safety Data Sheet according to the REACH Regulation (EC) 1907/2006 amended by Regulation (EU) 2020/878 STOT-single exposure : Not classified STOT-repeated exposure : Not classified Aspiration hazard : Not classified didecyldimethylammonium chloride (7173-51-5) Viscosity, kinematic 24.5 mm²/s Temp.: '20°C' Parameter: 'kinematic viscosity (in mm²/s)' 11.2. Information on other hazards No additional information available SECTION 12: Ecological information 12.1. Toxicity Ecology - general : Harmful to aquatic life with long lasting effects. Hazardous to the aquatic environment, short-term (acute) Hazardous to the aquatic environment, long-term (chronic) : Not classified : Harmful to aquatic life with long lasting effects. BENZALKONIUM CHLORIDE (68424-85-1) LC50 - Fish [1] 0.85 mg/l Rainbow trout EC50 - Crustacea [1] 0.016 mg/l EC50 72h - Algae [1] 0.02 mg/l Selenastrum capricornutum didecyldimethylammonium chloride (7173-51-5) LC50 - Fish [1] 0.19 mg/l Pimephales promelas (fathead minnow) EC50 - Crustacea [1] 0.062 mg/l Daphnia magna (Water flea) EC50 96h - Algae [1] 0.026 mg/l Pseudokirchneriella subcapitata (green algae) LOEC (chronic) 0.047 mg/l Test organisms (species): Daphnia magna Duration: '21 d' NOEC (chronic) 0.021 mg/l Test organisms (species): Daphnia magna Duration: '21 d' NOEC chronic fish 0.032 mg/l Danio rerio (zebra fish) NOEC chronic crustacea 0.014 mg/l Daphnia magna (Water flea) Methanamine, N-Methyl-, polymer with 2-(chloromethyl)oxirane, Poly(dimethylimino)-2-hydroxy-1,3-propanoldiylchloride (25988-97-0) LC50 - Fish [1] 0.077 mg/l oncornhynchus mykiss (rainbow trout) OECD 203 EC50 - Crustacea [1] 0.08 mg/l daphina magna (big water flea)OECD 202 ErC50 algae 0.13 mg/l scenedesmus subspicatus OECD 201 NOEC chronic fish 0.024 mg/l oncornhynchus mykiss (rainbow trout) NOEC chronic crustacea 0.026 mg/l daphina magna (big water flea) 12.2. Persistence and degradability Medusa Alcohol-Free Persistence and degradability Not rapidly degradable BENZALKONIUM CHLORIDE (68424-85-1) Persistence and degradability Not rapidly degradable

Medusa Alcohol-Free

Safety Data Sheet

according to the REACH Regulation (EC) 1907/2006 amended by Regulation (EU) 2020/878

didecyldimethylammonium chloride (7173-51-5)	
Persistence and degradability	Not rapidly degradable
Methanamine, N-Methyl-, polymer with 2-(chloromethyl)oxirane, Poly(dimethylimino)-2-hydroxy-1,3-propanoldiylchloride (25988-97-0)	
Persistence and degradability	Not rapidly degradable
Biodegradation	> 80 %

12.3. Bioaccumulative potential

Methanamine, N-Methyl-, polymer with 2-(chloromethyl)oxirane, Poly(dimethylimino)-2-hydroxy-1,3-propanoldiylchloride (25988-97-0)	
Partition coefficient n-octanol/water (Log Pow)	< 1

12.4. Mobility in soil

No additional information available

12.5. Results of PBT and vPvB assessment

No additional information available

12.6. Endocrine disrupting properties

No additional information available

12.7. Other adverse effects

No additional information available

SECTION 13: Disposal considerations

13.1. Waste treatment methods

Regional legislation (waste)	: Disposal must be done according to official regulations.
Waste treatment methods	: Dispose of contents/container in accordance with licensed collector's sorting instructions.
Sewage disposal recommendations	: Disposal must be done according to official regulations.
Product/Packaging disposal recommendations	: Disposal must be done according to official regulations.
Additional information	: Do not re-use empty containers.
HP Code	: HP14 - "Ecotoxic:" waste which presents or may present immediate or delayed risks for one or more sectors of the environment

SECTION 14: Transport information

In accordance with ADR / IMDG / IATA / ADN / RID

ADR	IMDG	IATA	ADN	RID
14.1. UN number or ID number				
Not regulated for transport				
14.2. UN proper shipping name				
Not regulated	Not regulated	Not regulated	Not regulated	Not regulated
14.3. Transport hazard class(es)				
Not regulated	Not regulated	Not regulated	Not regulated	Not regulated
14.4. Packing group				
Not regulated	Not regulated	Not regulated	Not regulated	Not regulated

7/25/2024 (Issue date) GB - en 7/10

Medusa Alcohol-Free
Safety Data Sheet
according to the REACH Regulation (EC) 1907/2006 amended by Regulation (EU) 2020/878

ADR	IMDG	IATA	ADN	RID
14.5. Environmental hazards				
Not regulated	Not regulated	Not regulated	Not regulated	Not regulated
No supplementary information available				

14.6. Special precautions for user

Overland transport
Not regulated

Transport by sea
Not regulated

Air transport
Not regulated

Inland waterway transport
Not regulated

Rail transport
Not regulated

14.7. Maritime transport in bulk according to IMO instruments

Not applicable

SECTION 15: Regulatory information

15.1. Safety, health and environmental regulations/legislation specific for the substance or mixture

EU-Regulations

REACH Annex XVII (Restriction List)

Contains no REACH substances with Annex XVII restrictions

REACH Annex XIV (Authorisation List)

Contains no REACH Annex XIV substances

REACH Candidate List (SVHC)

Contains no substance on the REACH candidate list

PIC Regulation (Prior Informed Consent)

Substances subject to Regulation (EU) No 649/2012 of the European Parliament and of the Council of 4 july 2012 concerning the export and import of hazardous chemicals: Didecyldimethylammonium chloride (7173-51-5)

POP Regulation (Persistent Organic Pollutants)

Contains no substance subject to Regulation (EU) No 2019/1021 of the European Parliament and of the Council of 20 June 2019 on persistent organic pollutants

Ozone Regulation (1005/2009)

Contains no substance subject to REGULATION (EU) No 1005/2009 OF THE EUROPEAN PARLIAMENT AND OF THE COUNCIL of 16 September 2009 on substances that deplete the ozone layer.

Dual-Use Regulation (428/2009)

Contains no substance subject to the COUNCIL REGULATION (EC) No 428/2009 of 5 May 2009 setting up a Community regime for the control of exports, transfer, brokering and transit of dual-use items.

Explosives Precursors Regulation (2019/1148)

Contains no substance subject to Regulation (EU) 2019/1148 of the European Parliament and of the Council of 20 June 2019 on the marketing and use of explosives precursors.

7/25/2024 (Issue date) GB - en 8/10

7/25/2024 (Issue date) GB - en9/10 Medusa Alcohol-Free Safety Data Sheet according to the REACH Regulation (EC) 1907/2006 amended by Regulation (EU) 2020/878 Drug Precursors Regulation (273/2004) Contains no substance subject to Regulation (EC) 273/2004 of the European Parliament and of the Council of 11 February 2004 on the manufacture and the placing on market of certain substances used in the illicit manufacture of narcotic drugs and psychotropic substances. 15.2. Chemical safety assessment No chemical safety assessment has been carried out SECTION 16: Other information Abbreviations and acronyms: ADN European Agreement concerning the International Carriage of Dangerous Goods by Inland Waterways ADR European Agreement concerning the International Carriage of Dangerous Goods by Road ATE Acute Toxicity Estimate BCF Bioconcentration factor BLV Biological limit value BOD Biochemical oxygen demand (BOD) COD Chemical oxygen demand (COD) DMEL Derived Minimal Effect level DNEL Derived-No Effect Level EC-No. European Community number EC50 Median effective concentration EN European Standard IARC International Agency for Research on Cancer IATA International Air Transport Association IMDG International Maritime Dangerous Goods LC50 Median lethal concentration LD50 Median lethal dose LOAEL Lowest Observed Adverse Effect Level NOAEC No-Observed Adverse Effect Concentration NOAEL No-Observed Adverse Effect Level NOEC No-Observed Effect Concentration OECD Organisation for Economic Co-operation and Development OEL Occupational Exposure Limit PBT Persistent Bioaccumulative Toxic PNEC Predicted No-Effect Concentration RID Regulations concerning the International Carriage of Dangerous Goods by Rail SDS Safety Data Sheet STP Sewage treatment plant ThOD Theoretical oxygen demand (ThOD) TLM Median Tolerance Limit VOC Volatile Organic Compounds CAS-No. Chemical Abstract Service number

7/25/2024 (Issue date) GB - en10/10Medusa Alcohol-Free Safety Data Sheet according to the REACH Regulation (EC) 1907/2006 amended by Regulation (EU) 2020/878 Abbreviations and acronyms: N.O.S. Not Otherwise Specified vPvB Very Persistent and Very Bioaccumulative ED Endocrine disruptor Full text of H- and EUH-statements: Acute Tox. 4 (Dermal) Acute toxicity (dermal), Category 4 Acute Tox. 4 (Oral) Acute toxicity (oral), Category 4 Aquatic Acute 1 Hazardous to the aquatic environment ? Acute Hazard, Category 1 Aquatic Chronic 1 Hazardous to the aquatic environment ? Chronic Hazard, Category 1 Aquatic Chronic 2 Hazardous to the aquatic environment ? Chronic Hazard, Category 2 Eye Dam. 1 Serious eye damage/eye irritation, Category 1 H302 Harmful if swallowed. H312 Harmful in contact with skin. H314 Causes severe skin burns and eye damage. H318 Causes serious eye damage. H400 Very toxic to aquatic life. H410 Very toxic to aquatic life with long lasting effects. H411 Toxic to aquatic life with long lasting effects. H412 Harmful to aquatic life with long lasting effects. Skin Corr. 1B Skin corrosion/irritation, Category 1, Sub-Category 1B Safety Data Sheet (SDS), EU This information is based on our current knowledge and is intended to describe the product for the purposes of health, safety and environmental requirements only. It should not therefore be construed as guaranteeing any specific property of the product.

حكومة دبي
GOVERNMENT OF DUBAI

بلدية دبي
DUBAI MUNICIPALITY

Public Health & Safety Department

Consumer Products Safety Section

Consumer Products Registration Certificate

Biocides

Reference Number:	CPRE-2023-026266	: >
Registration Status:	Approved	:
Registration Date:	18/05/2023	:
Category:	Disinfectant Sanitizers	:
Brand Name:	MEDUSA	:
Company Name:	HEXAMET GENERAL TRADING L.L.C	:>..!
Country of Origin:	United Kingdom	:L..! J..4

Product Details
Product Name
MEDUSA - Surface Disinfectant

Important Notes

- Registration Certificate is valid for 5 years from date of issue & any alteration or deletion in any way will invalid it. 5
- Registration Certificate is granted upon company's request and the above listed product is freely distributed in the local market & Dubai Municipality will not be responsible for any consequences of variations in the product.
- Registration Certificate is issued upon the currently enforced regulations and subjected for modification according to the requirements of concerned department.
- All the imported & marketed products will be subjected to inspection and conformity with the currently enforced regulations
- This certificate has been electronically generated and approved by Dubai Municipality and does not need signature or Stamp.

Consumer Products Safty Section

Our Vision: Creating an excellent city that provides the essence of success and comfort of sustainable living.

+97142246666: u.iS , +97142215555: , 67 .

P.O.Box: 67 DUBAI, UAE, Tel.: +971 4 221 5555, Fax.: +971 4 224 6666
E-mail: info@dm.gov.ae Website: www.dm.gov.ae

. Our Vision: Creating an excellent city that provides the essence of success and comfort of sustainable living. +97142246666: u.iS , +97142215555: ? , 67 . P.O.Box: 67 DUBAI, UAE, Tel.: +971 4 221 5555, Fax.: +971 4 224 6666E-mail: info@dm.gov.ae Website: www.dm.gov.ae Variants Information MEDUSA - Surface Disinfectant International Barcode: 5065014477007 Scent / Flavor: NONE Product Color / Shade: NONE Size / Weight / Volume: 500 mL

Produktdatenblatt Datenblatt: Meldung eines Biozid-Produktes nach ChemBiozidMeldeV Unter Zugrundelegung der von Ihnen gemachten Angaben wurde Ihnen eine mit "N" beginnende Registriernummer zugewiesen. Alle in dem Biozid-Produkt "Medusa Alcohol- free" enthaltenen Wirkstoffe sind für die gewählte/n Produktart/en in Anhang II der Delegierten Verordnung (EU) Nr. 1062/2014 gelistet. Ohne vorherige Zulassung darf dieses Biozid-Produkt gemäß § 28 Absatz 8 des Chemikaliengesetzes, sofern die weiteren Voraussetzungen ebenfalls erfüllt sind, bis zur Entscheidung der Genehmigung des/ der Wirkstoff/e auf dem Markt bereitgestellt werden, längstens jedoch bis zum 31. Dezember 2024. GEMELDETES BIOZID-PRODUKT Handelsname (Trad e name) Medusa Alcohol-free RegistriernummerN- 114739 Meldedatum24.09.20 24 Letztes Bestätigung sdatum 24.09.2024 Bestätigung der zu- geschriebenen Wirk ung Im Rahmen der Meldung wurde die zugeschriebene Wirkung des Biozid-Produkts bestätigt. Bitte beachten Sie, dass weder Wirksa mkeit noch Unbedenklichkeit von Biozid-Produkten unter den Üb ergangsregelungen behördlich geprüft sind.

Hinweis	Das Biozidprodukt kann für die Dauer des Genehmigungsverfahrens des Wirkstoffs bzw. des letzten zu genehmigenden Wirkstoffs ohne Zulassung auf dem Markt bereitgestellt werden.
Aktiv	✓

Wirksto�e (Anhang II)

Wirkstoffname	**Polymer aus N-Methylmethanamin (Einecs 204-697-4) mit (Chlormethyl)oxiran (Einecs 203-439-8)/Polymeres quaternäres Ammoniumchlorid (PQ Polymer)**
CAS-Nr.25988-97-0	
EC-Nr.	
PT2	
ProduktartDesinfektionsmittel und Algenbekämpfungsmittel, die nicht für eine direkte Anwendung bei Menschen und Tieren bestimmt sind	
WirkstoffartNormal	
Wirkstoffkonzentration:	0.5
Einheit der Wirkstoffkonzentration:	%
Artikel95-Quellen	• Polymer of N-Methylmethanamine (EINECS 204-697-4 with (chloromethyl)oxirane (EINECS 203-439-8) / Polymeric quaternary ammonium chloride (PQ Polymer) - Verdant Specialty Solutions GMBH
Hinweis	
Phase-out Datum	
Aktiv	✓

Wirkstoffname	**Alkyl(C12-16)dimethylbenzylammoniumchlorid (ADBAC/BKC (C12-16))**
CAS-Nr.68424-85-1	
EC-Nr.270-325-2	
PT2

Produktart	Desinfektionsmittel und Algenbekämpfungsmittel, die nicht für eine direkte Anwendung bei Menschen und Tieren bestimmt sind
Wirkstoffart	Normal
Wirkstoffkonzentration:	0.5
Einheit der Wirkstoffkonzentration:	%
Artikel95-Quellen	• Alkyl (C12-16) dimethylbenzyl ammonium chloride (ADBAC/BKC (C12-16)) - Thor GmbH (Acting for Thor Specialities (UK) Ltd)
Hinweis	
Phase-out Datum	
Aktiv	✓

Wirkstoffname	**Didecyldimethylammoniumchlorid (DDAC)**
CAS-Nr.	7173-51-5
EC-Nr.	230-525-2
PT	2
Produktart	Desinfektionsmittel und Algenbekämpfungsmittel, die nicht für eine direkte Anwendung bei Menschen und Tieren bestimmt sind
Wirkstoffart	Normal
Wirkstoffkonzentration:	0.5
Einheit der Wirkstoffkonzentration:	%
Artikel95-Quellen	• Didecyldimethylammonium chloride (DDAC) - THOR ESPECIALIDADES, S.A.
Hinweis	
Phase-out Datum	
Aktiv	✓

ANGABEN ZUM INVERKEHRBRINGER/HERSTELLER/IMPORTEUR

Firmenname	**CS Diagnostics Pharma GmbH**

Anschrift	83052 Bruckmühl, Müller-zu-Bruck-Str. 12
Land	Deutschland
Bundesland	Bayern
E-Mail Adresse	heidi.becker@the-force.org
Ansprechpartner	Herr Thomas Migotsch
Telefon	+49 8062 728 0880
Telefax	
Hinweis	

Änderungshistorie

Datum	Änderung
25.09.2024 10:08:44	Produktname: Der Name wurde von Medusa MP-003 in Medusa Alcohol-free geändert.